Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) is entered into by and between Charles Steinhauer (“Employee”) and Dial Global, Inc. (the “Company”).

1.    Employment. The Company hereby employs Employee, and Employee accepts such employment, and agrees to devote Employee's full time and efforts to the interests of the Company upon the terms and conditions hereinafter set forth.

2.    Term of Employment. Subject to the provisions for termination hereinafter provided, Employee's term of employment by the Company shall commence on May 15, 2012 (the “Effective Date”) and shall continue in effect through the second anniversary thereof (the “Term”). If the Company desires not to extend this Agreement, it shall deliver written notice to Employee on or prior to the 180th day immediately preceding the expiration of the Term of its intention to terminate this Agreement effective on the last day of the Term. Unless otherwise terminated pursuant hereto, if Employee continues to be employed by the Company after the Term, then Employee's employment shall be deemed to continue until such time as either party shall deliver written notice to the other party and this Agreement shall terminate sixty (60) days after the giving of such notice. Except as otherwise set forth herein, if either party hereto desires to terminate this Agreement at the end of the Term or thereafter, the same sixty (60) days' prior written notice shall apply. The period from the Effective Date through the date of termination is hereinafter referred to as the "Employment Period". For purposes of this Agreement, the “date of termination” shall be deemed to be the effective date of termination.

3.    Services to be Rendered by Employee.

(a)    During the Employment Period, Employee shall serve as the President of Operations. Employee shall perform such duties as from time to time may be delegated to Employee and will continue to perform duties as requested by the co-Chief Executive Officer(s), Chief Financial Officer, Chief Administrative Officer or the Board of Directors (the “Board”). Employee shall devote all of Employee's professional time, energy and ability to the proper and efficient conduct of the Company's business. Employee shall observe and comply with all reasonable lawful directions and instructions by and on the part of the co-Chief Executive Officers, Chief Financial Officer, Chief Administrative Officer or the Board and endeavor to promote the interests of the Company and not at any time during the Employment Period (and any period during which Employee receives severance) do anything which may cause or tend to be likely to cause any loss or damage to the Company in business, reputation or otherwise.

(b)    The Company may from time to time call on Employee to perform services related to the business of developing, selling and broadcasting network and/or syndicated radio programming and/or commercial inventory, which may include (in the Company's sole discretion) contributing to the day-to-day management and operation of such business, soliciting Sponsors and Affiliates (as such terms are defined in Section 11 hereof) or dealing with their accounts or other activities related to the Company's business, as reasonably requested from time to time by the co-Chief Executive Officers, Chief Financial Officer, Chief Administrative Officer or the Board. It shall be within the Company's discretion to reasonably change or otherwise alter Employee's duties, title or responsibilities provided that such is consistent with those of a lead executive of operations. Any change shall be binding on Employee for all purposes of this Agreement.

(c)    Employee acknowledges that Employee will have and owe fiduciary duties to the Company and its shareholders including, without limitation, the duties of care, confidentiality and loyalty.

(d)    EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS RECEIVED A COPY OF THE COMPANY'S SEXUAL HARASSMENT POLICIES AND PROCEDURES, CODE OF ETHICS AND CODE OF CONDUCT, AND UNDERSTANDS AND AGREES TO ABIDE BY SUCH POLICIES.

4.    Compensation.

(a)    Base Salary. For the services to be rendered by Employee during the Employment Period, the Company shall pay Employee, and Employee agrees to accept a monthly base salary (the “Base Salary”) of Thirty-Three Thousand Three Hundred Thirty-Three Dollars and 33 Cents ($33,333.33) for the Employment Period, payable in accordance with the Company's normal payroll practices. Employee shall be eligible for annual increases in Base Salary based on performance in the sole and absolute discretion of the Compensation Committee or their designee.

(b)    Discretionary Bonus. Employee shall be eligible for an annual discretionary bonus valued at up to One Hundred Thousand Dollars ($100,000) for each calendar year in the sole and absolute discretion of the Board of Directors or its Compensation Committee or their designee. The Company may use the Company's achievement of goals as guidelines to determine Employee's eligibility for such annual discretionary bonus. Any cash component of any bonus will be payable in accordance with the Company's normal payroll practices and no later than April 30 following the calendar year for which the bonus, if any, is to be paid. Employee shall be eligible for a bonus for a calendar year, pro-rated or otherwise, provided, however, if Employee is not an employee of the Company: (i) at the time such bonus is to be paid or (ii) if Employee has breached this Agreement or any of its other obligations to the Company as described in the Company's policies and procedures, Company shall not be obligated to pay any bonus for such calendar year.

(c)    Equity Awards. Employee shall be eligible for grants of equity compensation recommended by the co-Chief Executive Officers, subject to the approval of and in the sole and absolute discretion of the Board of Directors or its Compensation Committee or their designee. All equity compensation granted to Employee, including such awards made pursuant to this subsection hereof, shall be granted subject to the terms and conditions of the Company's equity compensation plan under which the awards are granted, and using such form award as the Compensation Committee has approved for grants to Company employees.

(d)    Benefits. During the Employment Period, Employee shall be entitled to four (4) weeks of vacation per calendar year, subject to prevailing practice and/or policies of the Company in regard to vacations for its employees. Employee shall be entitled to participate in all benefits plans that may be established by the Company for employees, subject to the terms and conditions of such plans.

(e)    Total Compensation. Employee agrees and acknowledges by his signature hereto that the compensation set forth in this Section 4 constitutes all of the compensation payable to Employee for his services hereunder and that no other compensation shall be due to Employee hereunder.

5.    Expenses. Subject to compliance by Employee with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company and communicated to you, the Company shall reimburse Employee, or cause Employee to be reimbursed, in cash for all reasonable expenses.

6.    Termination of Employment.

(a)    During the Employment Period, the Company shall have the right to terminate the employment of Employee hereunder immediately by giving notice thereof to Employee if any of the following has occurred, which notice shall state the circumstances or events constituting Cause; provided, that, in the case of clauses (i) through (iv) of this Section 6(a), Employee shall be given a reasonable opportunity to cure, but in no event no less than five (5) business days and no more than ten (10) business days, to the extent such act or failure to act is curable:

(i)        if Employee has (A) failed, refused or habitually has neglected to carry out or to perform the reasonable duties required of Employee hereunder or otherwise breached any provision of this Agreement (other than Sections 7, 8 or 10 hereof, which are governed by Section 6(a)(iv) hereof), (B) willfully breached any statutory or common law duty; (C) breached Section 3(c) or 3(d) of this Agreement; or (D) violated any of the Company's internal policies or procedures.

(ii)        if Employee is convicted of a felony or a crime involving moral turpitude, or enters into a plea of nolo contendere or guilty to, a felony or a crime involving moral turpitude, or if Employee has willfully engaged in conduct which would injure the reputation of the Company in any material respect or otherwise adversely affect its interests in any material respect if Employee were retained as an employee of the Company;

(iii)        if Employee becomes unable by reason of physical disability or other incapacity (as may be defined in applicable disability insurance policies) to carry out or to perform the duties required of Employee hereunder for a continuous period of ninety (90) days or for a non-continuous period of one hundred twenty (120) days in the aggregate in any twelve (12)-month period; provided, however, that Employee's compensation during any period in which Employee is unable to perform the duties required of Employee hereunder shall be reduced in accordance with the Company's policies and by any disability payments (excluding any reimbursements for medical expenses and the like) which Employee is entitled to receive under group or other disability insurance policies of the Company during such period;

(iv)        if Employee breaches any of the provisions of Sections 7, 8 or 10 hereof or breaches any of the terms or obligations of any other confidentiality agreements entered into between Employee and the Company, or the Company's Related Entities, if any;

(v)        if Employee commits an act of fraud, misrepresentation or dishonesty related to his employment with the Company, or steals or embezzles assets of the Company; or

(vi)        if Employee engages in a conflict of interest or self-dealing.

(b)    Employee's employment with the Company shall automatically terminate (without notice to Employee's estate) upon the death or loss of legal capacity of Employee.

(c)    In the event of any termination of employment pursuant to Section 6, Employee (or Employee's estate, as the case may be) shall be entitled to receive (i) any accrued but unpaid Base Salary prorated to the date of such termination, (ii) Employee's then current entitlement, if any, under the Company's employee benefit plans and programs, including payment of any vested portion of the equity compensation previously awarded to Employee, and (iii) no other compensation (except for equity compensation as expressly set forth below). The parties agree that the payments set forth in this Section 6(c) constitute all of Company's obligations, monetary or otherwise, to Employee under the terms of this Agreement in the event of Employee's termination pursuant to Section 6(a) or 6(b). Additionally, if Employee is terminated pursuant to Section 6(a) (except for 6(a)(iii) as indicated below), all of Employee's equity compensation (including, without limitation, any granted pursuant to this employment agreement or otherwise), vested and unvested, shall terminate and expire, except in the case of vested stock options which Employee has exercised prior to the date of termination (for the avoidance of doubt, all vested equity compensation (except for stock options which have been exercised) shall be forfeited in the event of a termination pursuant to Section 6(a) (except for a termination pursuant to 6(a)(iii) under which only unvested stock options shall be forfeited)). Notwithstanding the foregoing, in the case of a termination pursuant to Section 6(d), additional payments shall be due as expressly set forth below.

(d)    The Company may terminate Employee's employment hereunder during the Term effective at any time upon written notice to Employee. In the event that the Company terminates Employee's employment other than pursuant to Section 6(a) or 6(b) (including by notice of non-renewal by the Company during the Employment Period effective on the Company's specified date of Employee's termination), subject in all cases to Employee's executing and not revoking a waiver and general release provided to Employee by the Company (the “Release”), the Company shall pay Employee severance pay equal to the greater of: (i) the remaining Base Salary due to Employee through the end of the Term to be paid in equal payments over the remainder of the Term and (ii) six (6) months' of Employee's Base Salary, on a schedule that mirrors the Company's then effective payroll practices; provided, however, that that in the case of such termination the six-month delay set forth in Section 17(b) shall apply to such amounts payable upon termination to the extent they exceed the Separation Pay Limit (as defined in Section 17(b)). For the avoidance of doubt, it is understood and agreed that notwithstanding anything contained herein to the contrary, Employee shall have no duty to mitigate in the event that Company exercises its rights pursuant to this Section 6(d).

(e)    The Company shall provide the Release to Employee within seven (7) business days following the date of notice of termination. In order to receive the payments and benefits under Section 6(d), Employee shall be required to sign the Release within 21 or 45 days after the date it is provided to him, as required by applicable law, and not revoke it within the seven day period following the date on which it is signed. All payments delayed pursuant to the foregoing, except to the extent delayed pursuant to Section 17(b), shall be paid to Employee in a lump sum on the first Company payroll date on or following the sixtieth (60th) day after the date of termination, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(f)     In addition, in the event of a termination by the Company other than pursuant to Sections 6(a) and 6(b) hereof, subject to Employee's (x) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company's group health insurance plans in which Employee participated immediately prior to the date of termination (“COBRA Continuation Coverage”), and (y) continued payment of premiums for such plans at the active employee rate (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), the Company shall provide COBRA Continuation Coverage for Employee (which shall include the reimbursement of any premiums paid by Employee for such coverage) until the earliest of: (I) nine (9) months from the date of termination, (II) Employee ceasing to be eligible under COBRA, and (III) Employee becoming eligible for coverage under the health insurance plan of a subsequent employer. For the avoidance of doubt, it is understood and agreed that notwithstanding anything contained herein to the contrary, Employee shall have no duty to mitigate in the event that Company exercises its rights pursuant to this Section 6(f).

7.        No Conflict of Interest; Proper Conduct. (a) During the Employment Period and for an additional period equal to the greater of (x) if Employee is terminated pursuant to Section 6(d), the time period during which Employee is paid severance by the Company after the Employment Period, and (y) the time period of up to twelve (12) months after your employment ceases other than pursuant to Section 6(d) so long as the Company pays you (at the Company's option) for each such day after the date your employment ceases at the rate of your Base Salary in accordance with the Company's then-effective payroll practices, Employee will not, directly or indirectly, either individually or as a stockholder (except as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held corporation whose gross assets exceed $100,000,000), investor, officer, director, member, employee, agent, trustee, associate or consultant of any Person:

(i)        compete with the Company in any business that provides, sells or broadcasts network and/or syndicated radio programming/services and/or commercial inventory in competition with that then carried on by the Company and/or its Related Entities;

(ii)        engage in or carry on any Restricted Activity;

(iii)        employ or offer to employ or solicit employment of any employee or consultant of the Company or its Related Entities; or

(iv)        solicit (or assist or encourage to solicit), divert or attempt to divert any business, patronage or customer (including known prospects) of the Company or its Related Entities to Employee or a competitor of the Company or its Related Entities.

(b)    Employee further agrees that it shall not, without the Company's prior written consent, engage in any activity during the Employment Period that would conflict with, interfere with, impede or hamper the performance of Employee's duties for the Company or would otherwise be prejudicial to the Company's business interests. Employee shall not commit any act or become involved in any situation or occurrence that, in the Company's reasonable judgment, could tend to bring Employee or the Company into public disrepute, contempt, scandal or ridicule, could provoke, insult or offend the community or any group or class thereof, or could reflect unfavorably upon the Company or any of its Sponsors or Affiliates. Employee shall comply with all applicable laws and regulations governing the Company and its business, including without limitation, regulations promulgated by the Federal Communications Commission or any other regulatory agency. The parties hereto agree that the remedy at law for any breach of Employee's obligations under this Section 7 or Section 8 (Confidential Information and the Results of Services) of this Agreement would be inadequate and that any enforcing party shall be entitled to injunctive or other equitable relief (without bond or undertaking) in any proceeding which may be brought to enforce any provisions of this Section 7. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the Company may have.

8.        Confidential Information and the Results of Services. Employee acknowledges that the Company has established a valuable and extensive trade in the services it provides, which has been developed at considerable expense to the Company, and expects to divulge to Employee certain confidential information and trade secrets relating to the Company's business, provide information relating to the Company's customer base and otherwise provide Employee with the ability to injure the Company's goodwill unless certain reasonable restrictions are imposed upon Employee which are contained in this Section 8. Employee agrees that, by virtue of the special knowledge that Employee has received and will receive from the Company, and the relationship of trust and confidence between Employee and the Company, Employee has or will have certain information and knowledge of the operations of the Company that are confidential and proprietary in nature, including, without limitation, information about Affiliates and Sponsors. Employee agrees that during the Employment Period and thereafter, Employee will not make use of or disclose, without the prior consent of the Company, Confidential Information relating to the Company or any of its Related Entities (including, without limitation, its Sponsor lists, its Affiliate/station lists, its technical systems, its contracts, its methods of operation, its business plans and opportunities, its strategic plans and its trade secrets), and further, that Employee will return to the Company all written materials in Employee's possession embodying such Confidential Information.

9.        Work for Hire. Employee agrees that any ideas, concepts, discoveries, techniques, patents, copyrights, trademarks or computer programs relating to the business or operations of the Company and its Related Entities which are developed or discovered by Employee, solely or jointly with others, during the Employment Period, shall be deemed to have been made within the scope of Employee's employment and therefore constitute works for hire and shall automatically upon their creation become the exclusive property of the Company. Employee agrees to promptly notify and fully disclose the existence of such works to the Company. To the extent such items are not works for hire under applicable law, Employee assigns them and any and all intangible proprietary rights relating thereto to the Company in their entirety and agrees to execute any and all documents necessary or desired by the Company to reflect the Company's ownership thereof.

10.        Communications Act of 1934. Employee represents and warrants that neither Employee nor, to the best of Employee's knowledge, information and belief, any other individual, has accepted or agreed to accept, or has paid or provided or agreed to pay or provide, any money, service or any other valuable consideration, as defined in Section 507 of the Communications Act of 1934, as amended, for the broadcast of any matter contained in programs. Employee further represents and warrants that during the Employment Period, Employee shall comply with all legal requirements set forth herein.

11.        Certain Definitions. As used in this Agreement, the following capitalized terms have the meanings indicated:

Affiliates. Any Person with whom the Company has or had a contract or other arrangement to broadcast, transmit or provide programming and/or commercial inventory within the twelve (12) months prior to the applicable event and/or date.

Confidential Information. Information obtained by Employee during the Employment Period which concerns the affairs of the Company or its Related Entities and which the Company has requested be held in confidence or could reasonably be expected to desire to be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its Related Entities and including the terms of this Agreement. Confidential Information shall include the information described in Section 8 as well as works for hire as described in Section 9 hereof, however, it shall not include information which Employee can demonstrate to be: (i) information that is at the time of receipt by Employee in the public domain, known to Employee or is otherwise generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of Employee or (ii) information that at any time is received in good faith by Employee from a third party which was lawfully in possession of the same and had the right to disclose the same. Notwithstanding any provision to the contrary contained herein, the terms of this Agreement may be disclosed to Employee's legal, financial and tax advisors and any members of Employee's immediate family, which for purposes hereof shall include Employee's spouse, parents, children, siblings, grandparents, grandchildren, mother-in-law and father-in-law.

Person. Any individual, corporation, partnership, joint venture, limited liability partnership or limited liability company, trust, unincorporated organization, association or other entity.

Related Entity or Related Entities. Any Person that directly or indirectly controls, is controlled by, or is under common control with the Company (or its successor or assign). As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Restricted Activities. Any of the following: (i) providing services to a radio network or syndicator, or any direct competitor of the Company or its Related Entities that provides, sells or broadcasts network and/or syndicated radio programming/services and/or commercial inventory; (ii) soliciting Sponsors and dealing with accounts with respect to the immediately preceding clause (i); (iii) soliciting Affiliates to enter into any contract or arrangement with any Person to provide the information set forth in clause (i); or (iv) forming or providing operational assistance to any business or a division of any business engaged in the foregoing activities.

Sponsor(s). Any and all client advertisers of the Company (including its subsidiaries) including without limitation advertisers whose commercial material is to be, is or was incorporated in any one or more of the Company's programs or announcements, live or recorded, or pursuant to an arrangement with an affiliated station, broadcaster or transmitter of the Company's programming.

12.        Choice of Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

13.        Arbitration. The parties hereby agree that any and all claims or controversies relating to Employee's employment with the Company, or termination thereof, including but not limited to claims for breach of contract, tort, unlawful discrimination or harassment (including any claims arising under Title VII, the Americans with Disabilities Act, and the Age Discrimination in Employment Act), and any violation of any local, state or federal law (“Arbitrable Claims”), except for any equitable relief sought by a party, shall be resolved by arbitration in accordance with the then applicable JAMS Employment Arbitration Rules And Procedures. However, claims under applicable workers' compensation laws or the National Labor Relations Act shall not be subject to arbitration. Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims and shall be final and binding on all parties. Unless the parties mutually agree otherwise, the arbitrator shall be selected from a panel provided by JAMS and the arbitration shall be held in New York County, New York. Any court having jurisdiction thereof may enter judgment on the award rendered by the arbitrator(s). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY OF ANY MATTERS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT. The prevailing party in any arbitration brought under the terms hereof, shall be entitled to request reimbursement of reasonable attorney's fees and expenses.

14.        Assignment. The rights of the Company hereunder may, without the consent of Employee, be assigned by the Company to any Related Entity or successor of the Company or any entity which acquires all or substantially all of the Company's assets. Except as provided in the preceding sentence, the Company may not assign all or any of its rights, duties or obligations hereunder without the prior written consent of Employee. This Agreement is not assignable by Employee.

15.        Merger or Reorganization. In the event of any merger, consolidation, dissolution or reorganization of the Company (including but not limited to any reorganization where the Company is not the surviving or resulting entity), or any transfer of all or substantially all of the assets of the Company, the provisions of this Agreement shall inure to the benefit of and shall be binding upon the surviving or resulting partnership or the corporation (or other entity) or person(s) to which such assets shall be transferred.

16.        Remedies. Except as it may elect otherwise, the Company shall have all rights, powers or remedies provided by law or equity for breach of this Agreement available to it, it being understood and agreed that no one of them shall be considered as exclusive of the others or as exclusive of any other rights, powers and remedies allowed by law. The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy. Without limiting the generality of the foregoing, Employee agrees that, in addition to all other rights and remedies available at law or in equity, the Company shall be entitled to enforcement of this Agreement in accordance with the principles of equity (without bond or undertaking), the remedy at law being hereby agreed and acknowledged by Employee to be inadequate.

17.        Section 409A of the Code.

(a)    Although the Company does not guarantee the tax treatment of any particular payment or benefit, it is intended that the provisions of this Agreement provide for payments or benefits that either comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Section 17(b), to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B) and to the extent such payment and benefits exceed the Separation Pay Limit (as defined herein) , such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee's “separation from service” and (ii) the date of Employee's death. On the first day of the seventh month following the date of Employee's “separation from service” or, if earlier, on the date of his death, all payments delayed pursuant to this Section 17(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the “Separation Pay Limit” means two times the lesser of: (i) Employee's annualized compensation based on Employee's annual rate of pay for Employee's taxable year preceding the taxable year in which Employee's termination of employment occurs; and (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the year in which Employee terminates employment.

18.        Survival. The provisions contained in Sections 7 through 19 shall survive the termination or expiration of the Employment Period and the Employee's employment with the Company and shall be fully enforceable thereafter.

19.        Miscellaneous. This Agreement supersedes all prior understandings and agreements between the parties (including the Company's Related Entities) with respect to the subject matter hereof. This Agreement contains the entire agreement of the parties with respect to the subject matter covered hereby and may be amended, waived or terminated only by an instrument in writing executed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, successors and permitted assigns. All notices, requests, demands and other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail, or overnight courier to such address listed below the parties' respective signature lines or to such other address as notified in writing by the parties; provided, that, notices to the Company shall be addressed to the attention of the “co-Chief Executive Officers”, with a copy to the “General Counsel” (who is also located at the address listed below the Company's signature line). Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. No provision of this Agreement shall be interpreted against any party because such party drafted such provision. Submission of this Agreement to Employee, or Employee's agents or attorneys, for examination or signature does not constitute or imply an offer of employment, and this Agreement shall have no binding effect until execution hereof by both the Company and Employee. If either party waives a breach of this Agreement by the other party, that waiver will not operate or be construed as a waiver of any subsequent breaches. This Agreement may be executed in counterparts, including copies transmitted via facsimile or electronic mail, which together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, this Agreement is EXECUTED as of the 15th day of May 2012 to be EFFECTIVE FOR ALL PURPOSES as of the Effective Date.

"COMPANY"

DIAL GLOBAL, INC.

By: /S/ Spencer L. Brown
Name: Spencer L. Brown
Title: co-CEO
Address: 220 West 42nd Street
New York, NY 10036

"EMPLOYEE"

/S/ Charles Steinhauer
Charles Steinhauer
Address: